EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Third Quarter 2009 Results

Summary of Third Quarter Results:

•                 The Company improved its positive net cash position with consolidated cash of $25.4 million, and total debt of $12.2 million

•                 Sales for the quarter were $50.1 million, down 42% compared to 2008

•                 Orders for the quarter were $46.7 million, down 49% compared to 2008

•                 The Company recorded one-time charges of $6.6 million related to its strategic decision to cease manufacturing non-critical parts in its Elmira, NY facility and $1.0 million for severance in Europe

•                 Dividend of $0.005 per share declared

ELMIRA, N.Y. — November 5, 2009 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today reported net sales of $50.1 million for the quarter and $157.4 million for the nine months ended September 30, 2009. Sales for the comparable periods in 2008 were $86.6 million and $268.8 million, respectively. Orders for the three and nine months ended September 30, 2009 were $46.7 million and $124.1 million, respectively, down from $92.1 million and $294.6 million for the comparable periods in 2008.

The Company realized a net loss of ($14.7) million, or ($1.29) per share for the third quarter, compared with a net loss of ($8.3) million, or ($0.74) per share, for the third quarter of 2008. Third quarter 2009 results include one-time charges of $7.6 million, or ($0.67) per share, which included severance related expense of $2.6 million, or ($0.23) per share, and inventory write-downs related to the strategic decision to cease production of non-critical manufacturing parts and certain machine models of $5.0 million, or ($0.44) per share.  In addition to the one-time charges there were lower of cost or market write-downs of $1.1 million, or ($0.10) per share on machine inventory as a result of current market conditions as many manufacturers and distributors discounted prices below cost to reduce inventories.

“Worldwide demand for machine tools remains severely depressed which is reflected in our sales and order numbers for the third quarter and for 2009 to date,” said Richard L. Simons, President and Chief Executive Officer. “We are aggressively competing for the limited order opportunities available and remain focused on improving operating efficiencies and increasing cash flow which has positioned Hardinge to effectively compete when industry demand recovers.”

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In August 2009, the Company announced that it was moving to a more variable cost business model in its Elmira, NY facility, and therefore would begin the process of outsourcing many of the components and subassemblies for machines made in the Elmira facility.  The Company also announced that it would close significant sections of  the Elmira manufacturing operation involved in non-critical parts production, further reduce the Company’s U.S. workforce by approximately 15%, and record severance related expenses of between $1.3 million and $2.0 million and asset write-downs of up to $10 million during the second half of 2009. During the third quarter, the Company recorded one-time charges of $1.6 million for severance and $5.0 million for inventory write-downs related to this initiative. The Company intends to identify certain machinery and equipment related to non-critical parts manufacturing in its Elmira, NY facility as available for sale in the fourth quarter of 2009, and will record an impairment charge at that time, which is not expected to exceed $2.5 million.

“Approximately 120 positions were eliminated in the U.S. and Europe during the third quarter and worldwide staffing will be further reduced by approximately 90 positions during fourth quarter 2009,” Mr. Simons continued. “We continue to review every aspect of our cost structure and to make the adjustments necessary to simplify and focus our operations and to maintain our financial strength and flexibility going forward.”

The following tables summarize orders and sales by geographical region for the three and nine months ended September 30, 2009 and 2008:

	Quarter Ended September 30,				Quarter Ended September 30,
Orders from Customers in:	2009	2008	% Change	Sales from Customers in:	2009	2008	% Change
North America	$11,433	$27,659	(59)%	North America	$15,704	$25,501	(38)%
Europe	12,891	35,723	(64)%	Europe	18,581	41,610	(55)%
Asia & Other	22,414	28,767	(22)%	Asia & Other	15,779	19,503	(19)%
	$46,738	$92,149	(49)%		$50,064	$86,614	(42)%

	Nine Months Ended September 30,				Nine Months Ended September 30,
Orders from Customers in:	2009	2008	% Change	Sales from Customers in:	2009	2008	% Change
North America	$34,979	$85,118	(59)%	North America	$46,373	$84,606	(45)%
Europe	38,238	135,189	(72)%	Europe	66,647	123,926	(46)%
Asia & Other	50,894	74,319	(32)%	Asia & Other	44,420	60,246	(26)%
	$124,111	$294,626	(58)%		$157,440	$268,778	(41)%

Third quarter and nine month order and sales results were down significantly across all regions compared with the same periods in 2008, consistent with the slowdown in global manufacturing activity. Currency exchange rates had an unfavorable impact on new orders of approximately $0.8 million for the quarter, and $4.1 million for the nine months ended September 30, 2009 compared to the same periods in the prior year. Currency exchange rates had an unfavorable impact on sales of approximately $0.8 million for the quarter, and approximately $8.5 million for the nine months compared to the same periods in 2008.

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Gross profit for the quarter was $3.7 million compared to $18.1 million in 2008.   The decreased gross profit is primarily due to the $36.6 million reduction in sales for the quarter compared to the same period in 2008. Third quarter gross profit also reflected an inventory write down of $5.0 million resulting from the discontinuance of the production of non-critical manufacturing parts and certain machines in our Elmira, NY facility that was discussed in the Company’s second quarter release, as well as $1.1 million related to lower of cost or market write-downs on machines as a result of the current competitive market conditions as many manufacturers and distributors cut prices to reduce inventories. Gross profit was $30.7 million for the nine months ended September 30, 2009, compared with $73.5 million for the prior year period. The gross margin was 7.5% for the third quarter, and 19.5% for the nine month period, compared to 20.9% and 27.4%, respectively, in 2008.  Gross profit for the quarter and nine months ended September 30, 2008 was negatively impacted by an inventory charge of $6.3 million related to the discontinuance of certain machines lines.

Selling, general and administrative (SG&A) expenses for the quarter were $17.9 million, down 21% from third quarter 2008, despite additional one-time severance and restructuring related costs. Third quarter SG&A expense includes $2.6 million primarily related to severance costs associated with the discontinuance of the production of non-critical manufacturing parts and certain machines in our Elmira, NY facility as well as workforce reductions in Europe. Exclusive of the one-time charges, the 32% decrease in SG&A was driven by the impact of lower commissions and strategic actions taken by the Company to manage operating expenses as a result of the current order and sales activity levels. Foreign currency translation favorably impacted third quarter SG&A by approximately $0.6 million compared to the prior year.

SG&A for the nine months ended September 30, 2009 declined by 28% to $53.1 million compared to $73.9 million for the same period last year.  SG&A for the nine months ended September 30, 2009 included $4.1 million primarily related to severance costs.  As a result of the reduced global demand for machine tools, the Company implemented workforce reduction programs in all subsidiaries except China during 2009. Exclusive of the one-time charges, the 34% decrease in SG&A was driven by the impact of lower commissions and strategic actions taken by the Company to manage operating expenses as a result of the current order and sales activity levels.  Foreign currency translation had a favorable impact of approximately $3.3 million compared to the same period in 2008.

Mr. Simons concluded, “We remain focused on cash flow as we anticipate that the market will continue to be difficult for the foreseeable future.  Actions we have taken over the past 15 months have permanently changed the cost structure of the Company, which puts us in a stronger position to compete when the market does recover.”

Dividend Declared

The Hardinge Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on December 10, 2009 to stockholders of record as of December 1, 2009.

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Conference Call

The Company will host an investor call at 11:00 AM (ET) today to discuss results for the third quarter of 2009.  The call can be accessed live at 866-790-1863, or via the internet at http://www.videonewswire.com/event.asp?id=63120.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.  A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564, or 1-904-596-3174 if outside the U.S. & Canada, and entering the reference number: 2392531.  This telephone recording will be available through December 31, 2009.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™  and precision CNC Lathes,  high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products.  The Company’s products are distributed to most of the industrialized markets around the world with approximately 69% of the 2008 sales outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others..   The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Cash and cash equivalents	$25,355	$18,430
Accounts receivable, net	35,641	60,110
Notes receivable, net	1,063	994
Inventories, net	115,400	144,957
Deferred income taxes	407	398
Prepaid expenses	10,439	10,964
Total current assets	188,305	235,853

Property, plant and equipment	182,458	183,387
Less accumulated depreciation	125,161	123,790
Net property, plant and equipment	57,297	59,597

Notes receivable, net	634	923
Deferred income taxes	1,555	1,406
Intangible assets	10,554	10,725
Other long-term assets	627	1,321
Total non-current assets	13,370	14,375

Total assets	$258,972	$309,825

Liabilities and shareholders’ equity
Accounts payable	$15,703	$20,059
Notes payable to bank	8,354	—
Accrued expenses	24,670	33,255
Accrued income taxes	1,709	2,911
Deferred income taxes	3,568	3,466
Current portion of long-term debt	563	24,549
Total current liabilities	54,567	84,240

Long-term debt	3,234	3,572
Accrued pension expense	43,435	44,962
Accrued postretirement benefits	2,764	2,528
Accrued income taxes	2,321	2,153
Other liabilities	4,423	4,243
Total other liabilities	56,177	57,458

Common Stock – $0.01 par value	125	125
Additional paid-in capital	114,429	114,841
Retained earnings	67,444	92,700
Treasury shares – 950,740 shares at September 30, 2009 and 1,003,828 shares at December 31, 2008	(12,133)	(13,037)
Accumulated other comprehensive (loss)	(21,637)	(26,502)
Total shareholders’ equity	148,228	168,127

Total liabilities and shareholders’ equity	$258,972	$309,825

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$50,064	$86,614	$157,440	$268,778
Cost of sales	46,315	68,536	126,694	195,262
Gross profit	3,749	18,078	30,746	73,516

Selling, general and administrative expenses	17,856	22,482	53,148	73,923
Other expense (income)	304	150	752	2,129
Impairment charge	—	2,720	—	2,720
(Loss) income from operations	(14,411)	(7,274)	(23,154)	(5,256)

Interest expense	232	377	1,705	1,298
Interest income	(41)	(70)	(95)	(253)
(Loss) income before income taxes	(14,602)	(7,581)	(24,764)	(6,301)

Income tax expense	90	757	261	2,319
Net (loss) income	$(14,692)	$(8,338)	$(25,025)	$(8,620)

Per share data:

Basic (loss) earnings per share:	$(1.29)	$(0.74)	$(2.20)	$(0.76)
Weighted average number of common shares outstanding (in thousands)	11,373	11,304	11,372	11,309

Diluted (loss) earnings per share:	$(1.29)	$(0.74)	$(2.20)	$(0.76)
Weighted average number of common shares outstanding (in thousands)	11,373	11,304	11,372	11,309

Cash dividends declared per share	$0.005	$0.05	$0.02	$0.15

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Operating activities
Net (loss)	$(25,025)	$(8,620)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Noncash – inventory write down	7,591	6,275
Impairment charge	—	2,720
Depreciation and amortization	6,471	7,456
Provision for deferred income taxes	(468)	1,100
Loss (gain) on sale of asset	105	(23)
Debt issuance amortization	1,243	239
Unrealized intercompany foreign currency transaction (gain) loss	(215)	1,831
Changes in operating assets and liabilities:
Accounts receivable	24,937	494
Notes receivable	229	1,049
Inventories	24,669	845
Prepaids/other assets	1,015	(6,255)
Accounts payable	(4,628)	(965)
Accrued expenses	(10,316)	(1,959)
Accrued postretirement benefits	(154)	(320)
Net cash provided by operating activities	25,454	3,867

Investing activities
Capital expenditures	(2,254)	(3,356)
Proceeds from sale of asset	21	60
Net cash (used in) investing activities	(2,233)	(3,296)

Financing activities
Increase (decrease) in short-term notes payable to bank	8,354	(2,458)
(Decrease) increase in long-term debt	(24,406)	2,265
Net purchases of treasury stock	—	(589)
Dividends paid	(231)	(1,719)
Debt issuance fees paid	(706)	(893)
Net cash (used in) financing activities	(16,989)	(3,394)

Effect of exchange rate changes on cash	693	58
Net increase (decrease) in cash	6,925	(2,765)

Cash at beginning of period	18,430	16,003

Cash at end of period	$25,355	$13,238